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                                                                    Exhibit 11.0

                     PAMRAPO BANCORP, INC. AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
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                                                          Three Months Ended
                                                            March 31, 2000
                                                         --------------------

Net income                                                   $1,084,972
                                                             ==========

Weighted average shares outstanding - basic and diluted       2,683,034
                                                             ==========

Basic and diluted earnings per share                         $     0.40
                                                             ==========